Exhibit 99.1

Excel Trust Acquires Shopping Center in Florida

San Diego - October 2, 2014 - Excel Trust, Inc. (NYSE: EXL), a retail focused real estate investment trust (REIT) announced today that it has acquired Downtown at the Gardens, a 339,580 square foot shopping center in Palm Beach Gardens, FL. Major tenants include Whole Foods, Cheesecake Factory, Cobb Theaters, Urban Outfitters, and Golfsmith. Average household income in a 3 mile radius is estimated to be $107,654 (source: AGS 2014).

“We are very pleased to have acquired, off-market, one of the premier shopping centers in Palm Beach County. Prominently located in a densely populated area between the coast and I-95, Downtown at the Gardens is supported by a wealthy population base,” stated Gary Sabin, Chairman and CEO of Excel Trust. “Investors will recall that in June we raised $168 million of equity to acquire several properties in our pipeline, including Downtown at the Gardens. That equity raise, along with our previously stated goal of selling some assets and harvesting profits, should allow us to further enhance the quality of our portfolio while maintaining a conservative balance sheet.”

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused real estate investment trust (“REIT”) that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. Additional information about the Company is available at www.exceltrust.com

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. For a list and description of risks and uncertainties that could cause actual results to differ materially from expectations, see the reports filed by the Company with the SEC, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Excel Trust

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

http://www.exceltrust.com